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                                                                    Exhibit 23

                              SHAREHOLDER AGREEMENT


         AGREEMENT, dated as of , 2000 between VA Acquisition Corporation, a Maine corporation ("BUYER"), and the shareholder of Brunswick Technologies, Inc., a Maine corporation (the "COMPANY"), named on the signature page hereof ("SHAREHOLDER").

         WHEREAS, in order to induce Buyer to enter into an agreement and plan of merger (as amended from time to time, the "MERGER AGREEMENT") with the Company, Buyer has requested Shareholder, and Shareholder has agreed, to enter into this Agreement.

         WHEREAS, as of the date hereof, Shareholder is the holder of the shares of capital stock of the Company (the "SHARES") listed on the signature page hereof. Capitalized terms used but not separately defined herein shall have the meanings ascribed to them in the Merger Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1

                               AGREEMENT TO TENDER

         SECTION 1.1. Agreement to Tender. Subject to any restriction imposed as a result of any prior pledge or other hypothecation of Shares by the Shareholder, Shareholder hereby irrevocably and unconditionally agrees to validly tender (and not withdraw) or cause to be validly tendered (and not withdrawn) pursuant to and in accordance with the terms of the Offer all of the Shares that Shareholder owns as of the date hereof as well as any additional Shares that Shareholder may own, whether acquired by purchase, exercise of options or otherwise, at any time after the date hereof (the "SHAREHOLDER SHARES"). Within five business days after the date hereof (or within five business days after any Shareholder Shares are acquired during pendency of the Offer, if later), Shareholder shall deliver (with respect to Shareholder Shares controlled by Shareholder) to the depositary designated in the Offer (i) a letter of transmittal with respect to the Shareholder Shares complying with the terms of the Offer, (ii) certificates representing all of the Shareholder Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer. With respect to Shares subject to a prior pledge or hypothecation agreement, Shareholder agrees that (i) he will not tender or deliver such Shares other than pursuant to the Offer or to the applicable pledge holder and (ii) he will use his best efforts to cause the pledge holder to tender the Shares pursuant to the Offer or to consent to, or otherwise remove any restrictions prohibiting, the tender of such Shares by the Shareholder.

         SECTION 1.2. Return of Shares. Buyer will return Shareholder's Share certificates promptly upon any termination of the Merger Agreement pursuant to
Section 11.1 thereof.

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                                    ARTICLE 2

                        VOTING AGREEMENT; GRANT OF PROXY

         SECTION 2.1. Voting Agreement. (a) Until the earliest to occur of (x) the consummation of the Merger, (y) the nine month anniversary of the date hereof and (z) the termination of the Merger Agreement pursuant to Section 11.1 (thereof (the "TERMINATION DATE"), Shareholder hereby irrevocably and unconditionally agrees to vote or cause to be voted all Shareholder Shares that Shareholder is entitled to vote at the time of any vote of the shareholders of the Company where such matters arise (i) in favor of the approval and adoption of the Merger Agreement and in favor of the transactions contemplated thereby,
(ii) against any proposal or transaction which could prevent or delay the consummation of the Transactions and (iii) against any (A) Acquisition Proposal (other than the Merger), (B) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Transactions or (C) other matter relating to, or in connection with, any of the matters referred to in clause (A) and (B) above. Nothing in this Article 2 shall limit or restrict Shareholder's ability to act or vote in his capacity as an officer or director of the Company in any manner he so chooses.

          (b) If any shareholder vote in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with any vote of shareholders shall apply mutatis mutandis to such action by written consent.

         SECTION 2.2. Proxy. Shareholder hereby revokes any and all previous proxies granted with respect to the Shareholder Shares. By entering into this Agreement, Shareholder hereby grants an irrevocable proxy appointing Buyer as Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in Shareholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in such manner and upon any of the matters referred to in Section 2.1 above, as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to the Shareholder Shares. The proxy granted by Shareholder pursuant to this Article 2 is irrevocable and is granted in consideration of Buyer's entering into the Merger Agreement and to secure the Shareholder's performance of his agreement and duty to vote or cause to be voted (including by written consent) all of the Shareholder Shares in favor of the Merger as set forth in Section 2.1(a) and (b) hereof and such irrevocable proxy shall remain in effect until the Termination Date, notwithstanding the death or incapacity of Shareholder; provided, however, that such proxy shall be revoked on the Termination Date.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

         Shareholder represents and warrants to Buyer that:

         SECTION 3.1. Valid Title. Shareholder is the beneficial owner of the Shareholder Shares held by him on the date hereof with no restrictions on Shareholder's voting rights or rights of

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disposition pertaining thereto, except as may be imposed as a result of any prior pledge or other hypothecation of Shares by the Shareholder. Except as previously disclosed to Buyer, none of the Shareholder Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares (other than this Agreement).

         SECTION 3.2. Binding Effect. This Agreement is the valid and binding Agreement of Shareholder, enforceable against Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditorsss. rights generally.

         SECTION 3.3. Total Shares. The number of Shares set forth on the signature page hereto opposite the name of Shareholder are the only Shares owned by Shareholder.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Shareholder:

         SECTION 4.1. Corporate Power and Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer and no other corporate action on the part of Buyer is necessary to authorize the execution, delivery or performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a valid and binding Agreement of Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditorsss. rights generally.

                                    ARTICLE 5

                            COVENANTS OF SHAREHOLDER

         Shareholder hereby covenants and agrees that:

         SECTION 5.1. No Proxies for or Encumbrances on Shareholder Shares. Except pursuant to the terms of this Agreement, prior to the Termination Date Shareholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shareholder Shares or
(ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Shareholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify Buyer promptly and to provide all details requested by Buyer if Shareholder shall

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be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

         SECTION 5.2. Appraisal Rights. Shareholder agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger.

         SECTION 5.3. Further Action. Shareholder intends this proxy to be irrevocable and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy, including, without limitation, filing written notice of this irrevocable proxy with the secretary of the Company or permitting Buyer, as his attorney-in-fact, to file a copy of this Agreement with the secretary of the Company.

         SECTION 5.4. Legend. At the request of Buyer, Shareholder agrees to stamp, print or type on the face of his certificates evidencing the Shares the following legend:

         "THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER

ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A SHAREHOLDER AGREEMENT DATED AS OF THE ____ DAY OF ___________, 2000 BY AND BETWEEN VA ACQUISITION CORPORATION AND THE RECORD OWNER HEREOF, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF VA ACQUISITION CORPORATION.O

                                    ARTICLE 6

                                  MISCELLANEOUS

         SECTION 6.1. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         SECTION 6.2. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings, responses to requests for additional information related to such filings, and submission of information requested by governmental authorities, and to rectify any event or circumstances which could impede consummation of the transactions contemplated hereby.

         SECTION 6.3. Specific Performance. The parties hereto agree that Buyer would be irreparably damaged if for any reason Shareholder failed to perform any of his obligations under this Agreement, and that Buyer would not have an adequate remedy at law for money damages in such event. Accordingly, Buyer shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Shareholder. This provision is

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without prejudice to any other rights that Buyer may have against Shareholder for any failure to perform his obligations under this Agreement.

         SECTION 6.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

         SECTION 6.5. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

         SECTION 6.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further that Buyer may assign its rights and obligations to any affiliate of Buyer without any such consent.

         SECTION 6.7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Maine without giving effect to the principles of conflicts of laws thereof.

         SECTION 6.8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.



                            [SIGNATURE PAGE FOLLOWS]




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                           VA ACQUISITION CORPORATION


                                            By:   ______________________________
                                                  Name:
                                                  Title:

                                            SHAREHOLDER:


                                            Please Sign: _______________________

                                            Print Name: ________________________




                                            Number of Shares Owned: ____________